Exhibit 99.1

Dell Enters Into Agreement to Be Acquired By Michael Dell and Silver Lake

•	Dell stockholders to receive $13.65 per share in cash

•	Transaction valued at approximately $24.4 billion

•	Transaction implies a 37 percent premium over the average closing share price during the previous 90 calendar days ending Jan. 11, 2013

ROUND ROCK, Texas, Feb. 5, 2013 – Dell Inc. today announced it has signed a definitive merger agreement under which Michael Dell, Dell’s Founder, Chairman and Chief Executive Officer, in partnership with global technology investment firm Silver Lake, will acquire Dell.

Under the terms of the agreement, Dell stockholders will receive $13.65 in cash for each share of Dell common stock they hold, in a transaction valued at approximately $24.4 billion. The price represents a premium of 25 percent over Dell’s closing share price of $10.88 on Jan. 11, 2013, the last trading day before rumors of a possible going-private transaction were first published; a premium of approximately 35 percent over Dell’s enterprise value as of Jan. 11, 2013; and a premium of approximately 37 percent over the average closing share price during the previous 90 calendar days ending Jan. 11, 2013. The buyers will acquire for cash all of the outstanding shares of Dell not held by Mr. Dell and certain other members of management.

The Board of Directors of Dell acting on the recommendation of a special committee of independent directors unanimously approved a merger agreement under which Michael Dell and Silver Lake Partners will acquire Dell and take the company private subject to a number of conditions, including a vote of the unaffiliated stockholders.

A Special Committee was formed after Mr. Dell first approached Dell’s Board of Directors in August 2012 with an interest in taking the company private. Led by Lead Director Alex Mandl, the Special Committee retained independent financial and legal advisors J.P. Morgan and Debevoise & Plimpton LLP to advise the Special Committee with respect to its consideration of strategic alternatives, the acquisition proposal and the subsequent negotiation of the merger agreement.

The Special Committee also engaged a leading management consulting firm to conduct an independent analysis, including a review of strategic alternatives for Dell and opportunities for the company as a public entity, and thereafter engaged Evercore Partners.

The merger agreement provides for a so-called “go-shop” period, during which the Special Committee – with the assistance of Evercore Partners – will actively solicit, receive, evaluate and potentially enter into negotiations with parties that offer alternative proposals. The initial go-shop period is 45 days. Following that period, the Special Committee will be permitted to continue discussions and enter into or recommend a transaction with any person or group that submitted a qualifying proposal during the 45-day period. A successful competing bidder who makes a qualifying proposal during the initial go-shop period would bear a $180 million (less than 1 percent) termination fee. For a competing bidder who did not qualify during the initial go-shop period, the termination fee would be $450 million.

Mr. Mandl, lead director of Dell’s Board of Directors, said: “The Special Committee and its advisors conducted a disciplined and independent process intended to ensure the best outcome for shareholders. Importantly, the go-shop process provides a real opportunity to determine if there are alternatives superior to the present offer from Mr. Dell and Silver Lake.”

Mr. Dell said: “I believe this transaction will open an exciting new chapter for Dell, our customers and team members. We can deliver immediate value to stockholders, while we continue the execution of our long-term strategy and focus on delivering best-in-class solutions to our customers as a private enterprise. Dell has made solid progress executing this strategy over the past four years, but we recognize that it will still take more time, investment and patience, and I believe our efforts will be better supported by partnering with Silver Lake in our shared vision. I am committed to this journey and I have put a substantial amount of my own capital at risk together with Silver Lake, a world-class investor with an outstanding reputation. We are committed to delivering an unmatched customer experience and excited to pursue the path ahead.”

“Michael Dell is a true visionary and one of the preeminent leaders of the global technology industry,” said Egon Durban, a Silver Lake Managing Partner. “Silver Lake is looking forward to partnering with him, the talented management team at Dell and the investor group to innovate, invest in long-term growth initiatives and accelerate the company’s transformation strategy to become an integrated and diversified global IT solutions provider.”

Following completion of the transaction, Mr. Dell, who owns approximately 14 percent of Dell’s common shares, will continue to lead the company as Chairman and Chief Executive Officer and will maintain a significant equity investment in Dell by contributing his shares of Dell to the new company, as well as making a substantial additional cash investment. Dell will continue to be headquartered in Round Rock, Texas.

The transaction will be financed through a combination of cash and equity contributed by Mr. Dell, cash funded by investment funds affiliated with Silver Lake, cash invested by an investment fund affiliated with MSD Management, L.P., a $2 billion loan from Microsoft, rollover of existing debt, as well as debt financing that has been committed by BofA Merrill Lynch, Barclays, Credit Suisse and RBC Capital Markets (in alphabetical order), and cash on hand. There is no financing condition.

The transaction is subject to other customary conditions, including receipt of required regulatory approvals, in addition to the Dell stockholder approvals described above. The transaction is expected to close before the end of the second quarter of Dell’s FY2014.

For further information regarding all terms and conditions contained in the definitive merger agreement, please see Dell’s Current Report on Form 8-K, which will be filed in connection with this transaction.

J.P. Morgan and Evercore Partners are acting as financial advisors and Debevoise & Plimpton LLP is acting as legal advisor to the Special Committee of Dell’s Board of Directors. Goldman, Sachs & Co. is acting as financial advisor and Hogan Lovells US LLP is acting as legal advisor to Dell. Wachtell, Lipton, Rosen & Katz is acting as legal advisor to Mr. Dell. BofA Merrill Lynch, Barclays, Credit Suisse, and RBC Capital Markets (in alphabetical order) are acting as financial advisors to Silver Lake, and Simpson Thacher & Bartlett LLP is acting as legal advisor to Silver Lake.

Dell will host a conference call on Tuesday, Feb. 5, 2013 at 7:45 am Central time to discuss this transaction. The call will be webcast at www.Dell.com/investor. A replay will also be available at www.Dell.com/investor.

About Dell

Dell Inc. (NASDAQ: DELL) listens to customers and delivers worldwide innovative technology, business solutions and services they trust and value. For more information, visit www.Dell.com. You may follow the Dell Investor Relations Twitter account at: http://twitter.com/Dellshares. To communicate directly with Dell, go to www.Dell.com/Dellshares.

About Silver Lake

Silver Lake is the global leader in private investments in technology and technology-enabled industries. Silver Lake invests with the strategic and operational insights of an experienced industry participant. The firm has over 100 investment professionals and value creation specialists located in New York, Menlo Park, San Francisco, London, Hong Kong, Shanghai and Tokyo and manages approximately $14 billion. The Silver Lake portfolio includes or has included technology industry leaders such as Alibaba, Allyes, Ameritrade, Avago, Avaya, Business Objects, Flextronics, Gartner, Gerson Lehrman Group, Groupon, Instinet, Intelsat, Interactive Data Corporation, IPC Systems, MCI, Mercury Payment Systems, MultiPlan, the NASDAQ OMX Group, NetScout, NXP, Sabre, Seagate Technology, Serena Software, Skype, Spreadtrum, SunGard Data Systems, UGS, Vantage Data Centers and Zynga. For more information about Silver Lake and its entire portfolio, please visit www.silverlake.com.

Contact Information
Media Contacts: (512) 728-4100
David Frink	Dell	(512) 728-2678	david_frink@Dell.com
Jess Blackburn	Dell	(512) 728-8295	jess_blackburn@Dell.com

Investor Relations Contacts:
Robert Williams	Dell	(512) 728-7570	robert_williams@Dell.com
David Mehok	Dell	(512) 728-4225	david_mehok@Dell.com
Kekst & Co. Contact
Todd Fogarty	Kekst & Co.	(212) 521-4854	todd-fogarty@kekst.com

Forward-looking Statements

Any statements in this press release about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 3, 2012, which was filed with the SEC on March 13, 2012, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. This press release does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.

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